EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JUNE 28, 2018

Morgan Stanley Announces the Increase of Its Quarterly Dividend from $0.25 to $0.30 Per Share and Share Repurchase of up to $4.7 Billion of Common Stock

NEW YORK - Morgan Stanley (NYSE: MS) today announced the capital actions in the Firm’s 2018 Capital Plan. The 2018 Capital Plan includes the repurchase of up to $4.7 billion of outstanding common stock for the four quarters beginning in the third quarter of 2018 through the end of the second quarter of 2019, and an increase in the Firm’s quarterly common stock dividend to $0.30 per share from the current $0.25 per share, beginning with the common dividend expected to be declared for the third quarter of 2018. The total amount of expected capital distributions is consistent with the $6.8 billion of actual dividends and gross share repurchases included in the Firm’s 2017 Capital Plan.

James Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “We are pleased to have increased the dividend for the fourth consecutive year, while maintaining a meaningful buyback. Our 2018 Capital Plan reflects the underlying strength and stability of our attractive mix of businesses. Morgan Stanley continues to invest for future growth while maintaining a very strong capital base and an attractive capital return profile.”

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

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Media Relations: Michele Davis, 212.761.9621	Investor Relations: Sharon Yeshaya, 212.761.1632